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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (voluntary)
	Myers, Steven S.		SM&A(WINS)
	(Last, First, Middle)
	c/o SM&A 4695 MacArthur Court, 8th Floor	4.	Statement for Month/Day/Year				5.	If Amendment, Date of Original (Month/Year)
			August 2002
	(Street)
		6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Newport Beach, CA 92660 (City) (State) (Zip)		☒	Director	☒	10% Owner		☒ Form Filed by One Reporting Person
			☒	Officer (give title below)				☐ Form Filed by More than One Reporting Person
			☐	Other (specify below)
				Chairman, President and Chief Executive Officer

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Mo/Dy/Yr)	2A.	Deemed Exe- cution Date, if any (Mo/Dy/Yr)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	Common Stock		08/27/02				P			1,500	A	$3.78

	Common Stock		08/28/02				P			1,000	A	$3.77

	Common Stock		08/29/02				P			1,500	A	$3.76		3,660,109		I		(1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly *If the form is filed by more than one reporting person, see Instruction 4(b)(v)	(Over) SEC 1474 (7-96)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (voluntary)
	Myers, Steven S.		SM&A (WINS)
	(Last, First, Middle)
	c/o SM&A 4695 MacArthur Court, 8th Floor	4.	Statement for Month/Day/Year				5.	If Amendment, Date of Original (Month/Year)
			August 2002
	(Street)
		6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Newport Beach, CA 92660 (City) (State) (Zip)		☒	Director	☒	10% Owner		☒ Form Filed by One Reporting Person
			☒	Officer (give title below)				☐ Form Filed by More than One Reporting Person
			☐	Other (specify below)
				Chairman, President and Chief Executive Officer

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Mo/Dy/Yr)	2A.	Deemed Exe- cution Date, if any (Mo/Dy/Yr)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	Common Stock		08/27/02				P			1,000	A	$3.78

	Common Stock		08/28/02				P			667	A	$3.77

	Common Stock		08/29/02				P			1,000	A	$3.76		6,667		I		(2)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly *If the form is filed by more than one reporting person, see Instruction 4(b)(v)	(Over) SEC 1474 (7-96)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (voluntary)
	Myers, Steven S.		SM&A (WINS)
	(Last, First, Middle)
	c/o SM&A 4695 MacArthur Court, 8th Floor	4.	Statement for Month/Day/Year				5.	If Amendment, Date of Original (Month/Year)
			August 2002
	(Street)
		6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Newport Beach, CA 92660 (City) (State) (Zip)		☒	Director	☒	10% Owner		☒ Form Filed by One Reporting Person
			☒	Officer (give title below)				☐ Form Filed by More than One Reporting Person
			☐	Other (specify below)
				Chairman, President and Chief Executive Officer

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Mo/Dy/Yr)	2A.	Deemed Exe- cution Date, if any (Mo/Dy/Yr)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	Common Stock		08/27/02				P			500	A	$3.78

	Common Stock		08/28/02				P			500	A	$3.77

	Common Stock		08/29/02				P			500	A	$3.76		3,333		I		(3)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly *If the form is filed by more than one reporting person, see Instruction 4(b)(v)	(Over) SEC 1474 (7-96)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (voluntary)
	Myers, Steven S.		SM&A (WINS)
	(Last, First, Middle)
	c/o SM&A 4695 MacArthur Court, 8th Floor	4.	Statement for Month/Day/Year				5.	If Amendment, Date of Original (Month/Year)
			August 2002
	(Street)
		6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Newport Beach, CA 92660 (City) (State) (Zip)		☒	Director	☒	10% Owner		☒ Form Filed by One Reporting Person
			☒	Officer (give title below)				☐ Form Filed by More than One Reporting Person
			☐	Other (specify below)
				Chairman, President and Chief Executive Officer

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Mo/Dy/Yr)	2A.	Deemed Exe- cution Date, if any (Mo/Dy/Yr)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	Common Stock													428,226		I		(4)

	Common Stock													3,196,838		I		(5)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly *If the form is filed by more than one reporting person, see Instruction 4(b)(v)	(Over) SEC 1474 (7-96)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Mo/Dy/Yr)	3A.	Deemed Execution Date, if any (Mo/Dy/Yr)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	Not Applicable

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Mo/Dy/Yr)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	10.	Ownership Form of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

Explanation of Responses:

(1) The indicated shares are directly owned by the Steven Myers Revocable Trust dated 12/1/00, Mr. Myers is the beneficiary and trustee.

(2) The indicated shares are held in the name of Steven S. Myers Custodial Account for Melissa Myers (daughter of Mr. Myers). Mr. Myers disclaims beneficial ownership in these shares except to the extent of his indirect pecuniary interest therein.

(3) The indicated shares are held in the name of Steven S. Myers Custodial Account for Jennifer Myers (daughter of Mr. Myers). Mr. Myers disclaims beneficial ownership in these shares except to the extent of his indirect pecuniary interest therein.

(4) The indicated shares are directly owned by SummitJets, Inc., the controlling shareholder of which is Mr. Myers.

(5) Mr. Myers, holds the right to vote the indicated shares directly pursuant to a marital settlement agreement. The right of disposition of the indicated shares is held by Paula K. Mathis as trustee of the Paula K. Mathis Revocable Trust.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

**     Intentional misstatements or omissions of fact constitute Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space in insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

*
*
	Steven S. Myers	Date

*By:	/s/ Irma Y. Eggert	08/29/02

	Irma Y. Eggert, Attorney-in-Fact (attached as Exhibit A)	Date

Exhibit A

POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints: Cathy L. Wood, Judy L. Bedar, Irma Y. Eggert, Jacqueline Y. Roeder, Charles S. DeVore, and Thomas A. Waldman, signing singly, the undersigned’s true and lawful attorney-in-fact to:

(1)	execute for and on behalf of the undersigned, in the undersigned’s capacity as an officer and/or director of SM&A (the “Company”), Forms 3 and 4 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3 or 4 complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any or the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3 and 4 with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 21 day of August, 2002.

/s/ Steven S. Myers

Signature

Steven S. Myers

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